WILSHIRE ANNOUNCES AGREEMENT TO SELL SUBSIDIARY TO MERRILL LYNCH

Beaverton, Oregon (Business Wire) – January 16, 2004 – Wilshire Financial Services Group Inc. (NASDAQ-SCM:WFSG) announced today the signing of an agreement to sell its wholly-owned mortgage servicing subsidiary, Wilshire Credit Corporation, to Merrill Lynch Mortgage Capital Inc., a division of Merrill Lynch & Co., New York, NY. The Agreement provides that Wilshire Financial Services Group will receive a cash purchase price of approximately $52 million before transaction fees and expenses. The purchase price is subject to adjustment based on the net asset value reflected on Wilshire Credit’s closing date balance sheet. Closing is expected to occur in the second quarter of 2004 and is subject to various customary conditions, including the receipt of regulatory approvals.

“Merrill Lynch’s acquisition of Wilshire Credit is consistent with our plan to strategically grow our non-prime residential servicing portfolio and strengthen our position as a leading special servicer of non-prime residential loans. We also intend to use the resources of Merrill Lynch to reinforce Wilshire Credit’s on-going commitment to all of its servicing clients,” said Jay H. Memmott, President and CEO of Wilshire Credit, who will continue in his position after the transaction’s closing.

Subsequent to closing, Wilshire Credit will continue to operate under its current name and at its current Beaverton, Oregon location.

“The transaction confirms Wilshire Credit’s underlying potential and validates the efforts of its senior management and employees at every level. We are pleased to enter into this agreement,” said Stephen Glennon, CEO of Wilshire Financial Services Group.

Wilshire Financial Services Group’s business platforms include also its wholly-owned banking and investment subsidiaries, First Bank of Beverly Hills, F.S.B. and Wilshire Funding Corporation.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual result may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions and mortgage-backed securities and interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

Contact Information:

Wilshire Financial Services Group Inc.	Inquiries for Merrill Lynch should be directed to:
Stephen P. Glennon	Bill Halldin (916) 781-0657
Chief Executive Officer and
Chief Financial Officer
(888) 952-7363

Michael D. Farrell
Vice President, Financial Reporting
(503) 525-7225